Filed Pursuant to Rule 433
Registration Nos. 333-129182
333-113823
December 1, 2005
Platinum Underwriters Holdings, Ltd. (“Platinum”)
Common Shares Offering
7,276,750 Share Offering (3,316,750 Primary Shares; 3,960,000 Secondary Shares)
Overallotment Option (15%): 1,091,513 shares
(100% Primary)

Outstanding Common Shares after Offering (assuming the exercise in full of the underwriters’ overallotment option): 59,062,300 (based on the number of shares outstanding as of November 22, 2005 and excluding 4,061,573 Common Shares issuable upon exercise of outstanding options and 148,809 Common Shares issuable to directors and officers of Platinum in exchange for share units under compensation arrangements)
Selling Shareholder: RenaissanceRe Holdings, Ltd.
Price: $30.15
Estimated Net Proceeds to Platinum (assuming the exercise in full of the underwriters’ overallotment option):
$127 million

Last Sale (11/30/05): $30.46
Trade Date: 11/30/05
Settlement Date: 12/06/2005
CUSIP: G7127P100

Sole-Bookrunner: Merrill Lynch
Senior Co-Manager: Goldman Sachs
Junior Co-Managers: Citigroup, Wachovia & Dowling
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6.00% Series A Mandatory Convertible Preferred Shares due February 15, 2009 Offering
Issuer: Platinum Underwriters Holdings, Ltd.
Offering Size: 5,000,000 Preferred shares
Overallotment Option (15%): 750,000 Preferred shares
Issue Price: $30.15
Estimated Net Proceeds to Platinum (assuming the exercise in full of the underwriters’ overallotment option):
$168 million
Liquidation Preference: $30.15 per share
Maturity: February 15, 2009
Yield to Maturity: 6.00%
Dividend payment dates: February 15, May 15, August 15, November 15
First dividend payment date: February 15, 2006
First dividend payment: $0.35
Subsequent quarterly dividend payment: $0.4525
Conversion Premium: 27.0%
Threshold Appreciation price: $38.29
Settlement ratio at maturity: If share price<$30.15, 1 share
If share price>$30.15 and <$38.29, $30.15/share price (between 1.000 and 0.800)
If share price>$38.29, 1-($8.14/share price)
(between 0.800 and 1.000)
Early Conversion Rate: 0.7874

Application has been made to have the Preferred Shares listed on the NYSE under the symbol “PTP PrA”
Trade Date: 11/30/05
Settlement Date: 12/06/2005
CUSIP: G7127P142
Sole Bookrunner: Merrill Lynch
Co-Manager: Goldman Sachs
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The issuer has filed registration statements (including prospectuses) with the SEC for the offerings to which this communication relates. Before you invest, you should read the prospectuses in those registration statements and other documents the issuer has filed with the SEC for more complete information about the issuer and these offerings. You may get these documents for free by visiting
EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the applicable offering will arrange to send you the applicable prospectus if you request it by calling toll-free 1-800-248-3580.